UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

RCM Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

RCM Technologies, Inc.
2500 McClellan Avenue
Pennsauken, NJ 08109
Tel: 856.356.4500
Fax: 856.356.4600
www.rcmt.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 18, 2009

To Our Stockholders:

The RCM Technologies, Inc. 2009 Annual Meeting of Stockholders will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, on Thursday, June 18, 2009, at 6:00 p.m. local time.

The purposes of the meeting are to:

1.  Elect one Class A director to serve until his term expires and until his successor is elected and qualified;

2.  Consider and approve an amendment to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan;

3.  Ratify our Audit Committee’s appointment of Grant Thornton LLP as our independent accountants for our fiscal year ending December 26, 2009; and

4.  Transact such other business as may properly come before the meeting or any adjournment(s) of the meeting.

We have fixed April 20, 2009 as the record date for determining the stockholders entitled to vote at the meeting. You are not entitled to notice of, or to vote at, the meeting if you were not a stockholder of record at the close of business on that date.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please sign, date and promptly return the enclosed proxy to ensure that your shares will be represented at the meeting. The enclosed envelope requires no postage if mailed within the United States. Most of our stockholders hold their shares in “street name” through brokers, banks and other nominees and may choose to vote their shares by telephone instead of using the enclosed proxy card. If you wish to vote by telephone, please follow the instructions on your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Kevin D. Miller
Secretary

Pennsauken, New Jersey
April 24, 2009

RCM TECHNOLOGIES, INC.

2500 McClellan Avenue
Suite 350
Pennsauken, New Jersey 08109

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 18, 2009

About this Proxy Statement

Our Board of Directors is soliciting proxies to be used at our 2009 Annual Meeting of Stockholders. The meeting will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 on Thursday, June 18, 2009, at 6:00 p.m. local time. This proxy statement, the notice of annual meeting and the form of proxy will be mailed to stockholders beginning on or about April 27, 2009.

VOTING PROCEDURES

Who Can Vote

Only RCM common stockholders at the close of business on the record date, April 20, 2009, may vote at the annual meeting. You are entitled to cast one vote for each share of RCM common stock that you owned as of the close of business on the record date. At the close of business on the record date, there were 12,813,522 shares of RCM common stock outstanding.

How You Can Vote

You can vote by:

•      marking your proxy card, dating and signing it, and returning it in the postage-paid envelope we have provided,

•      phoning in your vote using the information provided on your voting form, or

•      attending the meeting and voting in person.

How You Can Revoke Your Proxy or Change Your Vote

You can revoke your proxy at any time before it is voted at the meeting by:

•      sending a written notice that you have revoked your proxy to our Secretary, Kevin D. Miller, at 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109-4613,

•      submitting a later-dated proxy card, or

•      attending the meeting, giving our Secretary written notice of your revocation and voting your shares.

If a bank, broker or other holder of record holds your shares in its name, you must obtain a proxy card executed in your favor from the holder of record to be able to vote your shares at the meeting.

General Information on Voting

A quorum must exist for voting to take place at the meeting. A quorum exists if holders of a majority of the outstanding shares of our common stock are present at the meeting in person or are represented by proxy at the meeting.

Director nominees are elected by a plurality of the votes cast for the election of directors at the meeting. Thus, the nominees who receive the most votes will be elected as a director. All other matters to be voted upon at the meeting must be approved by a majority of the votes cast on those matters.

Shares represented by a proxy marked “abstain” or “withheld” on any matter will be considered present at the meeting for purposes of determining whether there is a quorum, but will not be considered as votes FOR or AGAINST that matter. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will be considered present at the meeting for purposes of determining a quorum but will not be voted on matters as to which there is a “broker non-vote.” Abstentions and “broker non-votes” will therefore have no effect on the outcome of any vote taken at the meeting.

Shares that have been properly voted and not revoked will be voted at the meeting in accordance with the instructions on your proxy card. If you sign your proxy card but do not mark your choices, Leon Kopyt or Kevin D. Miller, the persons named on the enclosed proxy card, will vote the shares represented by your proxy card:

•      FOR the person we nominated for election as director;

•      FOR the amendment to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan;

•      FOR the ratification of our Audit Committee’s appointment of Grant Thornton LLP as our independent accountants for our fiscal year ending December 26, 2009.

If any other matters are properly presented at the meeting for consideration, Mr. Kopyt and Mr. Miller will have the discretion to vote on those matters for you. Currently, we are not aware of any such matters.

Costs of Solicitation

We will pay for preparing, assembling and mailing this proxy statement. Our directors, officers and employees may solicit proxies through the mails, direct communication or otherwise. None of our directors, officers or employees will receive additional compensation for soliciting proxies. We may reimburse brokerage firms and other custodians, nominees or fiduciaries for their reasonable expenses for forwarding proxy and solicitation materials to stockholders.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to be Held on June 18, 2009

This proxy statement and our 2008 annual report to stockholders are available at www.amstock.com/ProxyServices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table lists the persons we know to be beneficial owners of at least five percent of our common stock as of April 1, 2009.

Name and Address of Beneficial Owner	Number of Shares	Approximate Percentage of Outstanding Common Stock

Columbia Wanger Asset Management, L.P.	1,539,000(1)	12.0%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
FMR LLC	1,275,663(2)	10.0%
82 Devonshire Street
Boston, MA 02109
Heartland Advisors, Inc.	1,000,000(3)	7.8%
789 North Water Street
Milwaukee, WI 53202
Dimensional Fund Advisors LP	994,426(4)	7.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)   Based on a Schedule 13G, dated January 27, 2009, filed with the Securities and Exchange Commission (the “Commission”) by Columbia Wanger Asset Management, L.P. (“CWAM”), a registered investment advisor, and WAM Acquisition GP, Inc. for itself and as general partner of CWAM, joined by Columbia Acorn Investment Trust and Wanger Advisors Trust. The Schedule 13G states that CWAM has sole voting and dispositive power over all of these shares and that WAM Acquisition GP, Inc. shares voting and dispositive power as to all of these shares. The Schedule 13G also states that Columbia Acorn Trust holds 6.1% of RCM’s outstanding common stock and that Wanger Advisors Trust holds 5.9% of RCM’s outstanding common stock.

(2)   Based on a Schedule 13G, dated February 12, 2009, filed with the Commission by FMR LLC, a parent holding corporation, on behalf of itself, Edward C. Johnson III, Fidelity Management, Research Company and Fidelity Low Priced Stock Fund. The Schedule 13G states that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and a registered investment advisor, is the beneficial owner of all of these shares as a result of acting as investment adviser to various registered investment companies, including Fidelity Low Priced Stock Fund which owns all of these shares. Edward C. Johnson, III and FMR LLC, through its control of Fidelity Management & Research Company and Fidelity Low Priced Stock Fund, each have sole dispositive power as to all of these shares. The Schedule 13G also states that Fidelity Low Priced Stock Fund’s Board of Trustees has sole voting power as to all of these shares.

(3)   Based on a Schedule 13G, dated February 11, 2009, filed with the Commission. The Schedule 13G states that Heartland Advisors, Inc., a registered investment advisor, and William J. Nasgovitz have shared voting power as to 1,000,000 of these shares and shared dispositive power as to all of these shares.  The Heartland Value Fund, an account managed by Heartland Advisors, Inc., owns 1,000,000 shares, or 7.8%, of RCM’s outstanding common stock.  Heartland Advisors, Inc. and William J. Nasgovitz each disclaim beneficial ownership of any of these shares.

(4)   Based on a Schedule 13G, dated February 9, 2009, filed with the Commission. The Schedule 13G states that Dimensional Fund Advisors LP has sole voting and investment power as to all of these shares. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares, which are held by four investment companies to which Dimensional Fund Advisors LP provides investment advice.

Security Ownership of Management

The following table lists the number of shares of our common stock beneficially owned, as of April 1, 2009, by each director and director nominee, each of our executive officers, certain members of our senior management, and by our directors, nominees and executive officers as a group. In general, beneficial ownership includes those shares a person has the power to vote or transfer, as well as shares owned by immediate family members who live with that person.

Name	Number of Shares	Approximate Percentage of Outstanding Common Stock
Leon Kopyt (1)	613,594	4.7%
Norman S. Berson (2)	86,471	*
Robert B. Kerr (3)	83,471	*
Lawrence Needleman (4)	5,000	*
Kevin D. Miller (5)	478,028	3.7%
Stanton Remer (5)	218,174	1.7%
Rocco Campanelli (6)	163,760	1.3%
William D. Gargano (7)	30,000	*
Christopher Giunta (8)	67,500	*
Mike Levine	-	*
Michael Saks (9)	32,000	*
All directors and executive officers as a group (11 persons) (10)	1,777,998	12.9%

*      Represents less than one percent of our outstanding common stock.

(1)     Includes 250,000 shares issuable upon the exercise of options under our stock option plans.

(2)     Includes 60,000 shares issuable upon the exercise of options under our stock option plans.

(3)     Includes 55,000 shares issuable upon the exercise of options under our stock option plans.

(4)     Includes 5,000 shares issuable upon the exercise of options under our stock option plans.

(5)     Includes 150,000 shares issuable upon the exercise of options under our stock option plans.

(6)     Includes 137,000 shares, issuable upon the exercise of options under our stock option plans.

(7)     Includes 30,000 shares, issuable upon the exercise of options under our stock option plans.

(8)     Includes 67,500 shares issuable upon the exercise of options under our stock option plans.

(9)     Includes 32,000 shares, issuable upon the exercise of options under our stock option plans.

(10)   Includes 931,500 shares issuable upon the exercise of options under our stock option plans.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes.  There are two Class B directors, one Class A director and one Class C director.  Directors are elected to staggered three-year terms and will serve until their successors have been elected and qualified.

The term of our current Class A director, Norman S. Berson, will expire at this year’s annual meeting. The Class B directors, Robert B. Kerr and Lawrence Needleman, will serve until the annual meeting in 2010.  The Class C director, Leon Kopyt, will serve until the annual meeting in 2011.

Board Independence

The Board of Directors has determined that Robert B. Kerr, Lawrence Needleman and Norman S. Berson are “independent directors” as defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers.  In this Proxy, these three directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

One Class A director will be elected at this year’s annual meeting to serve for a three-year term expiring at our annual meeting in 2012.  All of the Independent Directors have nominated Norman S. Berson to serve as a Class A director.  Mr. Berson has consented to serve a term on our Board of Directors.  The persons named as proxy holders on the enclosed proxy card, Mr. Kopyt and Mr. Miller, intend to vote FOR the election of Mr. Berson unless you mark a contrary instruction on your proxy card.  Unless you indicate otherwise on your proxy card, if Mr. Berson is unable to serve as a director at the time of this year’s annual meeting, Mr. Kopyt or Mr. Miller will vote FOR the election of another person that the Board may nominate in his place.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF NORMAN S. BERSON AS CLASS A DIRECTOR.

Nominees for Election as Director

Class A Director Nominee

Norman S. Berson, Director since 1987, age 82

Mr. Berson has been Of Counsel to the Philadelphia, Pennsylvania law firm of Fineman Krekstein & Harris, P.C., and its predecessors, since 1981.  Previously, Mr. Berson was a member of the House of Representatives of the Commonwealth of Pennsylvania for 18 years.

Current Board Members

Class B Directors

Robert B. Kerr, Director since 1994, age 66

Mr. Kerr was a founding partner of and has retired from Everingham & Kerr, Inc., a merger & acquisition consulting firm located in Haddon Heights, New Jersey, which has served small and medium-sized manufacturing, distribution and service businesses since 1987.

Lawrence Needleman, Director since 2007, age 67

Mr. Needleman is founding member of a financial services, consulting and tax practice located in Richboro, PA, which has been in operation since 1987.  He is a member of Accreditation Council for Accountancy and Taxation and is an Enrolled Tax Agent in the Commonwealth of Pennsylvania.

Class C Director

Leon Kopyt, Director since 1991, age 64

Mr. Kopyt has been our President, Chief Executive Officer and Chairman of the Board since 1992. Previously, Mr. Kopyt served as our Chief Financial Officer and Treasurer from 1992 to 1994, and as our Chief Operating Officer from May 1990 to January 1992.

OUR EXECUTIVE OFFICERS

The following table lists our executive officers as of December 27, 2008 and certain members of our senior management.  Our Board elects our executive officers annually for terms of one year and may remove any of our executive officers with or without cause.

Name	Age	Position
Executive Officers:
Leon Kopyt	64	Chairman, Chief Executive Officer, President and Director
Kevin D. Miller	42	Chief Financial Officer, Treasurer and Secretary
Rocco Campanelli	58	Executive Vice President

William Gargano	47	Senior Vice President
Christopher Giunta	48	Senior Vice President
Mike Levine	54	Senior Vice President
Michael Saks	53	Senior Vice President

The business experience of Mr. Kopyt is summarized in “Proposal 1 – Election of Directors.”

Kevin D. Miller has served as a Chief Financial Officer, Secretary and Treasurer since October 2008.  From July 1997 until September 2008, he was Senior Vice President of RCM.  From 1996 until July 1997, Mr. Miller served as an Associate in the corporate finance department of Legg Mason Wood Walker, Incorporated. From 1995 to 1996, Mr. Miller was a business consultant for the Wharton Small Business Development Center. Mr. Miller previously served as a member of both the audit and corporate finance groups at Ernst & Young, LLP.

Rocco Campanelli has served as an Executive Vice President of RCM since June 1999.  From September 1995 until June 1999, Mr. Campanelli served as a Senior Vice President of RCM and our General Manager of Professional Engineering. Previously, Mr. Campanelli was a Senior Vice President of Operations and Marketing for Cataract, Inc., a business we acquired in August 1995. From the time he joined Cataract in 1988 until August 1995, Mr. Campanelli held the position of Northeast Regional Manager and Vice President of Operations.

William Gargano has served as a Group Senior Vice President of RCM since June 2008 and Senior Vice President since July 2006.  From September 2004 until June 2006, Mr. Gargano served as a Vice President of RCM in our SmartShore and Life Sciences Practices. Previously, Mr. Gargano held positions as Senior Vice President of Sales and Marketing for EPAM Systems (2003-2004), President and COO for Taratec Development Corp. (2000-2002), and Executive Vice President of North American Operations for Computer Horizons Corp. (1993-1999).  Mr. Gargano has over 25 years of Executive Management, Sales and Consulting experience.

Christopher Giunta has served as Senior Vice President and General Manager of RCM’s Long Island Solutions Practice since March 2004.  Effective January 1, 2006, Mr. Giunta was promoted to Senior Vice President.  From August 1999 until March 2004, Mr. Giunta served as Senior Account Manager for the Long Island Practice.  Prior to joining RCM, Mr. Giunta was a partner at Seaview Consulting, Inc., which was acquired by RCM in 1999.  Mr. Giunta has 23 years experience in software development, information systems management, and related project management.

Mike Levine has served as Senior Vice President of RCM’s Enterprise Business Solutions Group since January 2009.  Mr. Levine has over 25 years of experience in the software and services industry in both private and publicly traded companies.  Prior to joining RCM , Mr. Levine was Division President at ADP, Vice President of Field Operations with SAP America, President of META Group, EVP of Worldwide Sales and Services with Brio Software and most recently, CEO of RedHawk Communications.

Michael Saks has served as Senior Vice President and General Manager of RCM’s Health Care Services Division since May 2007.  From January 1994 until May 2007 he was the Vice President and GM of RCM Health Care.  Prior to joining RCM, Mr. Saks served as a corporate executive at MS Executive Resources, MA Management and Group 4 Executive Search.  Mr. Saks has over 28 years of Executive Management, Sales and Recruiting experience.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee seeks to ensure that the total compensation paid to the executives is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executives, including the named executive officers, are similar to those provided to other executive officers.

Throughout this proxy statement, each of the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table on page 13, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward strong annual operating performance by the Company.  Where named executive officers focus specifically on one or more areas of the Company’s business, the Committee believes that the cash incentive portion of their compensation should focus on those areas.  For the Chief Executive Officer and Chief Financial Officer, the cash incentive portion of their compensation is focused on overall Company financial performance, as the Committee believes that their incentive compensation should be aligned with their focus on overseeing the totality of the Company’s operations.  Where appropriate, the Committee also considers the achievement of the specific annual, long-term and strategic goals by the Company, and in such cases seeks to align executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should generally include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions regarding the compensation of the Chief Executive Officer, Chief Financial Officer and the other named executive officers.  In the case of named executive officers other than the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee receives recommendations from the Chief Executive Officer regarding their compensation.  Additionally the Committee receives recommendations from the Chief Executive Officer regarding equity awards to all elected officers of the Company.

The Chief Executive Officer annually reviews the performance of each executive (other than the Chief Executive Officer and the Chief Financial Officer whose performance is reviewed solely by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Functions of the Compensation Committee

The Committee’s primary functions include:

•                  reviewing, approving and determining the salaries, bonuses and other benefits of RCM’s directors and executive officers,

•                  recommending to RCM’s Board amendments to existing stock option plans and the adoption of new stock option plans,

•                  negotiating, reviewing, approving and determining the adoption of, or amendments to, any compensatory plans, arrangements or agreements between RCM and its executives, and

•                  establishing and reviewing management perquisites.

Components of Compensation

The Committee generally structures RCM executives’ compensation through a combination of the following:

•                  Base Salary: As a general rule, the Committee establishes base salaries for RCM’s executives based upon the individual’s performance and contribution to RCM. The Committee takes into account base salaries of executives in comparable positions in companies similar to RCM. Some of RCM’s executives are parties to employment agreements. The salaries of those executives are based on their agreements.

•                  Annual Incentive Compensation: The Committee provides annual incentive awards to RCM’s executives to reward their contributions to RCM. As discussed in more detail below under “2008 Compensation,” Mr. Kopyt’s bonus is based solely on RCM’s EBITDA. Mr. Miller’s bonus is determined based on a combination of EBITDA and certain other factors at the discretion of the Chief Executive Officer. The other factors include productivity goals such as organization leadership, mentoring and training of administrative staff, and meeting applicable financial and regulatory filing requirements. The bonuses of all other executives are determined based on RCM’s operating income and certain other factors at the discretion of the Chief Executive Officer, based on the guidelines established by the Committee.

•                  Long-Term Incentive Compensation: The Committee periodically considers granting stock options and other RCM securities to RCM executives. No such equity interests were granted in 2008.  Any such grants would be designed to align the interests of each RCM executive with those of the stockholders, and provide each executive with a significant incentive to manage RCM from the perspective of an owner with an equity stake in the business. When made, grants typically permit executives to acquire RCM’s common stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (usually up to ten years).  The grants provide a return to the executive only if the market price of the shares appreciates over the option term.

In considering any potential grant of an equity award, the Committee would consider each executive’s:

•                  position with RCM,

•                  potential for future responsibility over the option term,

•                  performance in recent periods, and

•                  current holdings of RCM stock and options.

The Committee believes that RCM’s financial performance is a better indicator of executive achievement than its stock price. The Committee examines a number of financial indicators in assessing RCM’s performance, including:

•                  net sales,

•                  operating income,

•                  net income, and

•                  earnings per share.

The Committee does not base compensation decisions upon any precise formula or accord any one factor greater weight than the other factors.

2008 Compensation

•                  Base Salary:  For 2008, Mr. Miller and Mr. Gargano received increases to base salary.  Mr. Miller received a $25,000 increase on October 1, 2008 and a subsequent $25,000 increase on January 1, 2009.  Mr. Miller was promoted to CFO, Treasurer and Secretary on October 1, 2008.  Mr. Gargano received an increase of $10,000 on January 1, 2008 increasing his base salary from $185,000 to $195,000.  Mr. Gargano was promoted in June 2008.  The increases were intended to bring salaries more in line with what the Committee believes to be the standards in the industry, though no formal studies were made of either area.  All other named executive officers received base salaries at the same rate as in 2007.

•                  Annual Incentive Compensation/Bonus: Messrs. Kopyt, Campanelli, Gargano and Saks were eligible to receive cash incentive compensation based on the achievement of certain goals established by the Compensation Committee in 2007.

Leon Kopyt, RCM’s Chief Executive Officer, participates in the same programs as RCM’s other executives, and receives compensation based on: the same factors as RCM’s other executives, his employment agreement and a termination benefits agreement. Mr. Kopyt’s overall compensation reflects his high level of policy and decision-making authority and his level of responsibility with respect to RCM’s strategic direction and financial and operational results. Mr. Kopyt’s compensation for 2008 was determined based on an informal study of the compensation of chief executive officers of other companies in the information technology industry, which have financial and corporate characteristics similar to those of RCM.

For Mr. Kopyt, these goals were based on overall Company financial performance, measured by the Company’s earnings before interest, income taxes, depreciation, and amortization (“EBITDA”).  The Committee has chosen EBITDA as the appropriate measure for use as a performance goal because the Committee believes that EBITDA is a good indicator of financial performance because it closely correlates to cash flow.  Mr. Kopyt was entitled to receive incentive compensation equal to 2.0% of the Company’s EBITDA for fiscal year 2008.  These levels were chosen because the Committee believes the percentages when applied to EBITDA will adequately compensate Mr. Kopyt with respect to the compensation philosophy described above.  Accordingly, Mr. Kopyt received incentive compensation payment for 2008 of $26,377.  This payment represented 4.8% of his annual base salary.

No incentive-based performance goals were pre-established for Mr. Miller for 2008.  Based on Mr. Miller’s position at the start of 2008, the Committee believed that no such pre-established incentive based goals were appropriate for Mr. Miller because his management responsibilities were not reflected in the operating performance of the Company.  He received a bonus of $50,000 for the year.

The Company’s operating vice presidents are entitled to receive incentive compensation based on the achievement by their operating business units with respect to specific financial measures established prior to, or early in, each fiscal year.  The Committee believes that linking the performance of the unit managers to their units provides them an incentive to maximize the financial performance of the areas of the Company’s business for which they are directly responsible.

Subject to occasional modification, the methodology for structuring these incentive compensation goals and potential awards is as follow:  For each pre-determined financial measure, minimum, target and maximum levels are set.  Specified bonuses are established for achievement of the minimum and target levels.  For achievement over target, the operating managers are entitled to receive an additional amount consisting of a predetermined percentage of the excess over the established target level, up to an established maximum payment. This is done to give incentive to the manager to exceed his target and be rewarded for growth.

Mr. Campanelli was entitled to receive bonuses based on the achievement of the Company’s Engineering and Healthcare business units.  Minimum targets are based on the achievement certain percentages of budgeted financial performance. Thus, Mr. Campanelli received incentive compensation of $0 with respect to the Engineering unit and $28,577 with respect to the Healthcare unit for a total incentive compensation of $28,577.  The Compensation Committee also awarded Mr. Campanelli a discretionary bonus of $30,000.

Mr. Gargano is Senior Vice President of the Company’s IT Consulting Division.  Minimum targets are based on the achievement of certain percentages of budgeted financial performance.   Mr. Gargano received incentive compensation of $129,159 for 2008.

Mr. Saks is Senior Vice President of the Company’s Health Care Division.  Minimum targets are based on the achievement of certain percentages of budgeted financial performance.   Mr. Saks received incentive compensation of $232,161 for 2008.

Long-Term Incentive Compensation:  As discussed above, the Committee from time to time considers the granting of equity awards to the named executive officers.  For 2008, no long-term compensation awards were made to the named executive officers.  The Committee determined, based on the Company’s financial performance in 2008, as well as the decline in the Company’s stock price over the latter portion of the year, that no such awards were merited.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of executive compensation RCM may deduct for federal income tax purposes. In general, Section 162(m) only allows a publicly held corporation to deduct up to one million dollars per year of compensation paid to certain executives. The executives whose compensation is subject to limitation under Section 162(m) are those executives who, as of the close of a corporation’s taxable year, are either the chief executive officer (or an individual acting in such capacity), or an executive whose compensation is required to be reported to stockholders under the Securities Exchange Act of 1934 by reason of that executive being among the four highest compensated officers of a corporation for the taxable year (other than the chief executive officer). Performance-based compensation is not, however, subject to this deduction limitation if it meets certain requirements. One of the requirements is that performance-based compensation be payable only on the attainment of performance goals that have been approved by a corporation’s stockholders. Compensation attributable to the exercise of options that are granted with an exercise price at or above the fair market value of the stock subject to the option under a stockholder-approved stock option plan meeting certain requirements is also qualified as performance-based compensation. The compensation committee has generally attempted to structure the compensation it pays to RCM’s executives subject to Section 162(m) so that compensation that would exceed the one million dollar limitation otherwise imposed under Section 162(m) will qualify for the exemption noted above for performance-based compensation.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

The following table lists, for our fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006, cash and other compensation paid to, or accrued by us for, our chief executive officer, each person served as our chief financial officer and each of the persons who, based upon total annual salary and bonus, was one of our other three most highly compensated executives during the fiscal year ended December 27, 2008.

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	All Other Compensation (1)	Total

Leon Kopyt	2008	$550,000	--	$26,377	$17,529	$593,906
President and CEO	2007	$550,000	--	$248,714	$19,054	$817,768
	2006	$525,000	--	$100,000	$19,479	$644,475

Kevin D. Miller	2008	$256,250	$50,000	--	$12,615	$318,865
CFO, Treasurer and	2007	$250,000	$45,000	--	$14,106	$309,106
Secretary	2006	$225,000	$35,000	--	$13,910	$273,910

Stanton Remer	2008	$187,500	--	--	$4,539	$192,039
EVP, CFO, Treasurer	2007	$250,000	--	$49,743	$7,229	$306,972
and Secretary	2006	$225,000	--	$40,881	$7,214	$273,095

Rocco Campanelli	2008	$225,000	$30,000	$28,577	$9,245	$292,822
Executive Vice President	2007	$225,000	--	$168,054	$10,642	$403,696
	2006	$225,000	$100,000	--	$10,526	$335,526

Bill Gargano	2008	$195,000	--	$129,159	$9,006	$324,159
Group Sr. Vice President	2007	$183,384	--	$116,790	$10,422	$310,596
	2006	$175,000	--	$97,500	$9,061	$281,561

Michael Saks	2008	$160,000		$232,161	$9,015	$401,176
Senior Vice President	2007	$156,346	--	$155,969	$9,030	$321,345
	2006	$150,000	--	$145,850	$9,052	$304,902

(1)          This amount represents (i) premiums in the amount of $219 we paid in 2008 and 2007, respectively for life and disability insurance on each of the officers named in this table; (ii) premiums we paid during our 2008 and 2007 fiscal years, respectively for medical insurance on each of the officers named in this table as follows: Leon Kopyt: $17,310 and $17,585; Kevin Miller: $12,396 and $12,637; Stanton Remer: $4,320 and $5,760; Rocco Campanelli: $9,026 and $9,173; Bill Gargano: $8,787 and $9,030; and Michael Saks: $8,796 and $9,030; and (iii) matching contributions in the amount of $1,250 were made during the 2007 fiscal year for each of the officers in accordance with RCM’s retirement savings plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

                        During our 2008 and 2007 fiscal years, certain of the officers named in this table received personal benefits not reflected in the amounts of their respective annual salaries or bonuses. The dollar amount of these benefits did not, for any individual in any fiscal year, exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for that individual in any year.

(2)          Mr. Remer departed from the Company as of September 30, 2008.

Grants of Plan Based Awards

There were no grants of plan based awards during the fiscal year ended December 27, 2008 to any of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding options to purchase shares of common stock as of December 27, 2008.

	Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price	Date
Leon Kopyt	100,000	--	$3.00	10/26/2010
	50,000	--	$3.95	8/5/2013
	100,000	--	$4.40	6/27/2015

Kevin D. Miller	75,000	--	$4.75	8/29/2010
	25,000	--	$3.95	8/5/2013
	50,000	--	$4.40	6/27/2015

Stanton Remer	75,000	--	$4.75	8/29/2010
	25,000	--	$3.95	8/5/2013
	50,000	--	$4.40	6/27/2015

Rocco Campanelli	12,000	--	$3.06	4/2/2011
	25,000	--	$3.25	9/25/2011
	22,455	--	$4.70	1/8/2012
	2,545	--	$4.70	1/8/2012
	25,000	--	$3.95	8/5/2013
	50,000	--	$4.40	6/27/2015

Bill Gargano	30,000	--	$4.91	12/27/2015

Michael Saks	2,000	--	$3.06	4/2/2011
	15,000	--	$4.40	6/27/2015
	15,000	--	$4.91	12/27/2015

Option Exercises and Stock Vested

No stock options were exercised and no stock awards of any kind vested in 2008 for the named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Lawrence Needleman (Chair)

Robert B. Kerr

Compensation of Directors

Our employee directors do not receive any compensation for serving on our Board or its committees, other than the compensation they receive for serving as employees of RCM.

The Board of Directors has approved a compensation package for non-employee directors, which became effective in May 2000. Under the arrangement, each non-employee director receives a retainer fee of $24,000 per year as compensation for service on the Board. In addition to the retainer fee, each eligible non-employee director is paid meeting attendance fees of $750 for each Board meeting and $300 for each Committee meeting in excess of four that is held on a date other than the date of a Board meeting.

All employee and non-employee directors also are eligible to receive options to purchase our common stock and stock appreciation rights under our stock option plans.

The following table lists cash and other compensation paid to, or accrued by us for, our Board of Directors for our fiscal year ended December 27, 2008.

Director Compensation Table (1)

Name and Principal Position	Fees Earned or Paid in Cash	Option Awards (2)	All Other Compensation	Total
Norman S. Berson (3)	-	-	-	-
Robert B. Kerr	$25,500	-	-	$25,500
Lawrence Needleman	$25,500	$21,117	-	$46,617

(1)          Leon Kopyt, the Company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as director.  The compensation received by Mr. Kopyt as employee of the Company is shown in the Summary Compensation Table on page 13.

(2)          Reflects the dollar amount recognized for financial statement purposes for fiscal year ended December 27, 2008 in accordance with FAS 123 (R), and thus includes amounts from awards granted in and prior to 2008.  As of December 27, 2008, each director has the following number of options outstanding: Norman S. Berson: 60,000; Robert B. Kerr: 55,000; Lawrence Needleman: 10,000.

(3)          Mr. Berson has elected not to receive fees for his participation as a Board member.  Fees paid to the law firm in which Mr. Berson is a member were $6,675 for the year ended December 27, 2008.

Employment Agreements

Mr. Kopyt’s employment agreement provides for an annual base salary of $550,000, vacation time and other customary benefits. In addition, the agreement provides that Mr. Kopyt’s annual bonus will be based on our EBITDA, defined as earnings before interest, taxes, depreciation and amortization.

Mr. Kopyt’s employment agreement is for a term of three years and automatically extends each year for an additional one-year period. This employment agreement is terminable upon Mr. Kopyt’s death or disability, or for cause, as defined in the agreement.

Change in Control and Termination of Employment Arrangements for Mr. Kopyt

The Company is party to a Termination Benefits Agreement with Mr. Kopyt, amended on December 12, 2007 in order, among other things, to comply with the requirements of section 409A of the Internal Revenue Code of 1986 (the “Benefits Agreement”).  Pursuant to the Benefits Agreement, following a Change in Control (as defined therein), the remaining term of Mr. Kopyt’s employment is extended for five years (the “Extended Term”).  If Mr. Kopyt’s employment is terminated thereafter by the Company other than for cause, or by Mr. Kopyt for good reason (including, among other things, a material change in Mr. Kopyt’s salary, title, reporting responsibilities or a change in office location which requires Mr. Kopyt to relocate), then the following provisions take effect: the Company is obligated to pay Mr. Kopyt a lump sum equal to his salary and bonus for the remainder of the Extended Term; and the Company shall be obligated to pay to Mr. Kopyt the amount of any excise tax associated with the benefits provided to Mr. Kopyt under the Benefits Agreement. If such a termination had taken place as of December 27, 2008, Mr. Kopyt would have been entitled to cash payments of approximately $4.9 million (representing salary and excise tax payments).

Severance Agreement for Mr. Kopyt

The Company is party to a Severance Agreement with Mr. Kopyt,  amended on December 12, 2007 in order, among other things,  to comply with the requirements of section 409A of the Internal Revenue Code of 1986 (the “Severance Agreement”).  The agreement provides for certain payments to be made to Mr. Kopyt and for the continuation of Mr. Kopyt’s employee benefits for a specified time after his service with the Company is terminated other than “for cause,” as defined in the Severance Agreement.  Amounts payable to Mr. Kopyt under the Severance Agreement would be offset and reduced by any amounts received by Mr. Kopyt after his termination of employment under his current employment and termination benefits agreements, which are supplemented and not superseded by the Severance Agreement.  If Mr. Kopyt had been terminated as of December 27, 2008, then under the terms of the Severance Agreement, and after offsetting any amounts that would have been received under his current employment and termination benefits agreements, he would have been entitled to cash payments of approximately $3.2 million, inclusive of employee benefits.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

We believe that, during our fiscal year ended December 27, 2008, our executive officers and directors made all required filings under Section 16(a) of the Securities Exchange Act on a timely basis. Our belief is based solely on:

•                  our review of copies of forms filed pursuant to Section 16(a) and submitted to us during and with respect to our fiscal year ended December 27, 2008 and

•                  representations from the Company’s directors, executive officers and beneficial owners of more than 10% of our Common Stock that they have complied with all Section 16(a) filing requirements with respect to 2008.

BOARD MEETINGS AND COMMITTEES

Our Board of Directors has an executive committee, an audit committee and a compensation committee. The committees report their actions to the full Board at the Board’s next regular meeting. The following table shows on which of our Board’s committees each of our directors served.

Our Board of Directors held five meetings in the fiscal year ended December 27, 2008.  The Company does not have a specific written policy with regard to attendance of directors at our annual meetings of stockholders, although board member attendance is strongly encouraged.  Each of our five directors attended all Board meetings, including the 2008 Annual Meeting, and all meetings of the committees on which each director served.  At each meeting of the Board of Directors, there was an executive session attended only by the Independent Directors.

Board Member	Executive	Committee Audit	Compensation
Leon Kopyt	X
Norman S. Berson		X
Lawrence Needleman		X	X
Robert B. Kerr		X	X

General Duties of Each Committee

The general duties of each committee are as follows:

Executive Committee

•                  Acts on behalf of our Board between meetings of the Board.

•                  Met five times during our fiscal year ended December 27, 2008.

Audit Committee

The Board of Directors has adopted a written Audit Committee Charter. A copy of the Audit Committee Charter is posted on our website under “Investors - Corporate Governance.”

•                  Reviews our financial and accounting practices, controls and results, reviews the scope and services of our auditors and appoints our independent auditors.

•                  Met five times during our fiscal year ended December 27, 2008.

•                  See “Report of the Audit Committee” below.

Compensation Committee

•                  Determines the compensation of our officers and employees.

•                  Administers our stock option plans.

•                  Met one time during our fiscal year ended December 27, 2008.

•                  See “Compensation Committee Report” above.

Independence of Committees

The Board of Directors has determined each member of the Audit Committee and the Compensation Committee of the Board meets the independence requirements applicable to members of those committees as prescribed by the National Association of Securities Dealers, the Commission and the Internal Revenue Service.  The Board of Directors has further determined that Robert B. Kerr, Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Commission.

Director Nominations

Due to its relatively small size, the Board of Directors does not have a separate nominating committee.  Nominees for election to the Board of Directors are selected by a majority of our Independent Directors.  The Independent Directors do not have a charter relating to the nominating process.  They seek nominees with the highest personal and professional character and integrity, who possess appropriate characteristics, skills, experience and time to make a significant contribution to the Board of Directors, the Company and its stockholders.

The Independent Directors consider recommendations for nominations from a variety of sources, including directors, business contacts, legal counsel, community leaders and members of management.  In addition, the Independent Directors consider stockholder recommendations for director nominees that are received in a timely manner.  Nominees proposed by shareholders will be considered using the same criteria and in the same manner as all other nominees.  All such stockholder recommendations should be submitted in writing in care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109 no later than December 26, 2009.

Communications with the Board

Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, in care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109.  In general, all stockholder communications sent to our Secretary for forwarding to the Board of Directors or to specified Board members will be forwarded in accordance with the sender’s instructions.  However, our Secretary reserves the right not to forward any personally abusive or otherwise inappropriate materials.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO THE RCM TECHNOLOGIES, INC.

2001 EMPLOYEE STOCK PURCHASE PLAN

On April 6, 2009, our Board of Directors adopted, subject to stockholder approval, certain amendments to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan (the “Stock Purchase Plan”).  The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting are required to approve it.  The amendments to the Stock Purchase Plan would

•                  increase by 300,000 shares of Common Stock the total number of shares authorized for purchase under the Stock Purchase Plan from 500,000 shares to 800,000 shares of Common Stock;

•                  extend the term of the Stock Purchase Plan by an additional ten years from January 1, 2009, so that the Stock Purchase Plan will terminate on December 31, 2018; and

•                  provide for the automatic adjustment in the shares authorized for issuance under the Stock Purchase Plan if there are certain changes in our capitalization that affect the shares of Common Stock.

If approved by our stockholders, the amendments to the Stock Purchase Plan will be effective on July 1, 2009.  Stockholder approval of the amendments to the Stock Purchase Plan is necessary in order for the Stock Purchase Plan to continue to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the corporate governance listing standards of NASDAQ.

As of April 6, 2009, there were 141,792 shares of Common Stock available for purchase under the Stock Purchase Plan.  Our Board of Directors believes that the currently available shares are insufficient for our compensatory program and, therefore, approved the increase in shares to be authorized under the Stock Purchase Plan.  In this regard, our Board of Directors believes that our ability to attract, retain and motivate top quality employees is material to our success and is enhanced by our continued ability to provide for issuances under the Stock Purchase Plan.  In addition, our Board of Directors believes that our interests and those of our stockholders will be advanced if we can continue to offer our employees the opportunity to acquire and increase their proprietary interests in us through the Stock Purchase Plan.

The material terms of the Stock Purchase Plan, as it is proposed to be amended, are summarized below.  The summary of the Stock Purchase Plan, as it is proposed to be amended, is not intended to be a complete description of the Stock Purchase Plan, as it is proposed to be amended, and is qualified in its entirety by the actual text of the amendment and the Stock Purchase Plan.  A copy of the full text of the amendment to the Stock Purchase Plan is attached to this Proxy Statement as Exhibit A.   A copy of the Stock Purchase Plan will be made available without charge to any person upon his or her written request, which request should be directed to the Director of Investor Relations at our address appearing on the first page of this proxy statement.

Material Features of the Stock Purchase Plan

General.  The Stock Purchase Plan first became effective on January 1, 2001 and provides our eligible employees, as well as those of our subsidiaries, with an opportunity to purchase shares of our Common Stock at a discount based on their accumulated payroll deductions for the relevant purchase period.  The Stock Purchase Plan is intended to comply with the applicable provisions of Section 423 of the Code.  The Stock Purchase Plan is not intended to qualify under Section 401 of the Code and is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

The Stock Purchase Plan currently authorizes up to 500,000 shares of Common Stock for purchase, subject to adjustment in certain circumstances as described below.  The stockholders are being asked to consider and approve an amendment to the Stock Purchase Plan that would, commencing on July 1, 2009, increase the number of shares of Common Stock available for purchase under the Stock Purchase Plan by an additional 300,000 shares, so that a total of 800,000 shares of Common Stock may be purchased under the Stock Purchase Plan.

Eligibility.  In general, all of our employees, as well as those of our subsidiaries, who customarily work more than 20 hours per week and more than five months a year are eligible to participate in the Stock Purchase Plan after working for us or one of our subsidiaries for at least one full year.  Employees who own 5% or more of the total combined voting power or value of all classes of our stock or our subsidiaries are not eligible to participate.  As of April 6, 2009, approximately 754 employees were eligible to participate in the Stock Purchase Plan, of which 49 employees are currently participating in the Stock Purchase Plan.

Administration.  The Stock Purchase Plan is administered by our Compensation Committee.  Our Compensation Committee has the authority and power to administer the Stock Purchase Plan and to make, adopt, institute and enforce rules and regulations not inconsistent with the provisions of the Stock Purchase Plan.  The Compensation Committee will adopt and prescribe the contents of all forms required in connection with the administration of the Stock Purchase Plan, including the agreement by which an eligible employee may enroll as a participant in the Stock Purchase Plan, payroll withholding authorizations, requests for distributions of shares, and all other required notices under the Stock Purchase Plan.  Our Compensation Committee has the fullest discretion permissible under law in the discharge of its duties, and its interpretations and decisions with respect to the Stock Purchase Plan are final and conclusive.

Purchase Periods.  Generally, purchase periods under the Stock Purchase Plan last for a period of six months, unless another period is specified by our Compensation Committee, beginning on each January 1 and July 1 during each calendar year and ending on the last day of such six month period (a “Purchase Period”).

Election to Participate.  An eligible employee generally must elect to participate in the Stock Purchase Plan 30 days before the first day of the applicable Purchase Period and such participation will continue for each successive Purchase Period until it is modified or discontinued by the eligible employee.  By participating in the Stock Purchase Plan, a participant authorizes after-tax payroll deductions from his or her compensation for the purpose of funding the purchase of our Common Stock under the Stock Purchase Plan for the relevant Purchase Period.  Payroll deductions are in whole percentages ranging from 1% to 10% of such participant’s compensation; however, in no event may a participant authorize more than $10,000 per year toward the purchase of shares of Common Stock under the Stock Purchase Plan.  Accumulated payroll deductions for a participant are not credited with any interest.  Unless a participant ceases his or her participation in the Stock Purchase Plan, such participant may not change the percentage of his or her compensation deducted during a Purchase Period; however, a participant may change the percentage of compensation deducted to any permissible level effective as of the beginning of any subsequent Purchase Period by filing with the Compensation Committee a notice in such form and at such time in advance of the beginning Purchase Period in which the change is to be effective as the Compensation Committee determines.

Purchase Date.  On the last day of the purchase period (the “Purchase Date”), each participant will automatically be deemed to have exercised his or her option to purchase shares of Common Stock under the Stock Purchase Plan, unless such participant has notified the Compensation Committee, at such time in advance of the Purchase Date as the Compensation Committee determines, of his or her desire not to make such purchase.  Subject to the limitations described below, on each Purchase Date, at the Purchase Price (as described below), the largest number of whole shares of Common Stock as can be purchased with the amounts withheld from the participant’s compensation during the Purchase Period are purchased on behalf of the participant.  Any amounts that are withheld from a participant’s compensation in a Purchase Period and that remain after the purchase of whole shares of Common Stock on the Purchase Date will be held in the participant’s account, without interest, and applied on the participant’s behalf to purchase Common Stock on the next Purchase Date.

Purchase Price.  Unless our Compensation Committee determines otherwise, the purchase price per share of our Common Stock to be sold to participants under the Stock Purchase Plan is the lower of (i) 85% of the market value of a share of our Common Stock on the first day of the Purchase Period or (ii) 85% of the market value of a share of our Common Stock on the last day of the Purchase Period (the “Purchase Price”).

Limitation on Number of Shares that May be Purchased.  The maximum number of shares of Common Stock that may be purchased for each participant on the Purchase Date of a Purchase Period is the lesser of (i) the number of whole shares of Common Stock that can be purchased by applying the full balance of the participant’s withheld funds to the purchase of shares at the Purchase Price or (ii) the participant’s proportionate part of the maximum number of shares of Common Stock available under the Stock Purchase Plan.  In addition, unless the Compensation Committee determines otherwise prior to the beginning of a Purchase Period, the maximum number of shares of Common Stock that a participant may purchase during a Purchase Period is 1,000 shares of Common Stock, subject to adjustment as described below, and the maximum number of shares of Common Stock that all participants may purchase, in the aggregate, during a Purchase Period is 250,000 shares of Common Stock, subject to adjustment as described below.

If any participant entitled to purchase shares pursuant to a Purchase Period would be deemed to own stock possessing five percent or more of the total combined voting power or value of all classes of our stock or one of our subsidiaries, the maximum number of shares of Common Stock that such person will be entitled to purchase pursuant to the Stock Purchase Plan will be reduced to that number which, when added to the number of shares of Common Stock that such person is deemed to own (excluding any number of shares of Common Stock that such person would be entitled to purchase under the Stock Purchase Plan), is one less than such five percent.  Also, a participant may not purchase shares of Common Stock having an aggregate market value of more than $25,000, determined at the beginning of the Purchase Period, for any calendar year in which the Stock Purchase Plan is in effect.

Lastly, if on any Purchase Date, the aggregate funds available for the purchase of shares of Common Stock exceeds the number of shares of Common Stock available for purchase under the Stock Purchase Plan, the number of shares of Common Stock that would be purchased by each participant will be proportionally reduced on the Purchase Date in order to eliminate the excess and the Stock Purchase Plan will terminate immediately after such Purchase Date.

Termination of Participation.  A participant may voluntarily cease his or her participation in the Stock Purchase Plan and stop payroll deductions during a Purchase Period by filing a notice of cessation of participation at such time in advance of the Purchase Date as the Compensation Committee determines.  If the participant withdraws during a Purchase Period, the participant will receive a distribution of any funds held in his or her account for such Purchase Period.

If a participant terminates his or her employment with us or one of our subsidiaries for any reason or otherwise ceases to be an eligible employee, his or her participation in the Stock Purchase Plan will automatically cease, no further purchases of Common Stock will be made for the participant, and we will pay to such participant any funds held in his or her account under the Stock Purchase Plan.

Adjustment Provisions.  The amendment to the Stock Purchase Plan provides for a mandatory adjustment in the aggregate number of shares of Common Stock reserved for purchase under the Stock Purchase Plan, the maximum number of shares of Common Stock that may be purchased by a participant under the Stock Purchase Plan, the total number of shares of Common Stock that may be purchased by all participants in a Purchase Period, and the calculation of the Purchase Price per share in the event there is a change in the number or kind of shares of Common Stock outstanding as a result of a change in our shares of Common Stock as a result of certain capital adjustments affecting our Common Stock.  Prior to the amendment, there was discretion to make such adjustments.

Merger.  If we are the surviving corporation in any merger or consolidation, any Purchase Period under the Stock Purchase Plan will apply to shares of our Common Stock.  However, in the event we dissolve or are liquidated or a merger or consolidation occurs in which we are not the surviving corporation, the Stock Purchase Plan and any Purchase Period will terminate upon the effective date of such dissolution, liquidation, merger or consolidation, unless our Board of Directors determines otherwise, and the balance of any amounts withheld from a participant’s compensation which have not been applied to the purchase of shares of Common Stock will be returned to the participant.

Amendment and Termination of the Stock Purchase Plan.  Our Board of Directors may, at any time, amend the Stock Purchase Plan, except for any amendment that is required to be approved by our stockholders under Section 423 of the Code.  If the amendment to the Stock Purchase Plan is approved, the term of the Stock Purchase Plan will be extended for another ten years from January 1, 2009 and will terminate on December 31, 2018.  Prior to the amendment, the Stock Purchase Plan would terminate on December 31, 2010.

Purchases under the Stock Purchase Plan.  As of April 20, 2009, 358,208 shares were purchased under the Stock Purchase Plan.  If the amendment to the Stock Purchase Plan is approved, the total number of shares of Common Stock that may be purchased under the Stock Purchase Plan will be 800,000 shares, of which 481,288 shares will be available for purchase under the Stock Purchase Plan.

The last sales price of our Common Stock on April 20, 2009 was $1.07 per share.

Federal Income Taxes.  The following provides only a general description of the application of the Federal income tax laws to purchases of shares of Common Stock under the Stock Purchase Plan.  There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state and local tax consequences.  All affected individuals should consult with their own advisors regarding their own situation since this discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to any participants in the Stock Purchase Plan.

Under the Code as currently in effect, a participant in the Stock Purchase Plan will not be deemed to have recognized income, nor will we be entitled to a deduction, upon the participant’s purchase of shares of Common Stock under the Stock Purchase Plan.  Instead, a participant will recognize income when he or she sells or otherwise disposes of the shares of Common Stock.

If a participant sells shares of Common Stock purchased under the Stock Purchase Plan more than two years after the date on which the option to purchase the shares of Common Stock was granted and more than one year after the purchase of the shares of Common Stock (the holding period), a portion of the participant’s gain will be taxed as ordinary income and a portion will be taxed as capital gain.  The participant will be taxed at ordinary income tax rates on the excess of the market value of the shares of Common Stock when the option was granted over the purchase price (i.e., the discount), or, if less, the entire gain on the sale.  The participant will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the participant’s basis in the shares of Common Stock (the purchase price plus any ordinary income realized).  The capital gain rate will depend on how long the shares of Common Stock were held by the participant.  We will not be entitled to any tax deduction with respect to a sale by a participant after the holding period.

If a participant sells shares of Common Stock before the expiration of the holding period, the participant will be taxed at ordinary income tax rates equal to the difference between the market value of the shares of Common Stock on the date of purchase and the exercise price.  We generally will be entitled to a corresponding deduction.  The participant will have additional capital gain or loss on the difference between the proceeds of the sale and the participant’s basis in the shares of Common Stock (the purchase price plus any ordinary income realized).  The capital gain rate will depend on how long the shares of Common Stock were held by the participant.

The estate of a participant who dies while holding shares of Common Stock purchased under the Stock Purchase Plan will recognize ordinary income in the year of the participant’s death in an amount equal to the excess of the market value of the shares of Common Stock when the option was granted over the purchase price, or, if less, the amount by which the market value of the shares of Common Stock on the date of death exceeds the purchase price.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE STOCK PURCHASE PLAN.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Our Audit Committee has selected Grant Thornton LLP to act in the capacity of independent accountants for the current fiscal year ending December 26, 2009.  Ratification and approval by the stockholders will be sought by the Board of Directors for the selection of Grant Thornton LLP as independent accountants to audit our accounts and records for the fiscal year ending December 26, 2009, and to perform other appropriate services. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to approve it.  In the event that a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Grant Thornton LLP, the Audit Committee will reconsider such selection.

Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by stockholders.

Fees Billed by Grant Thornton LLP during 2008 and 2007

Audit Fees.  Fees billed to the Company by Grant Thornton LLP during 2008 and 2007 for audit services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for such years, for the review of those financial statements included in the Company’s Quarterly Reports on Form 10-Q during such years, and for services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements, totaled $240,365 and $191,600, respectively.

Audit-Related Fees.  Fees billed to the Company by Grant Thornton LLP during 2008 and 2007 for audit-related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the preceding paragraph totaled $13,473 and $0, respectively.

Tax Fees.  Fees billed to the Company by Grant Thornton LLP during 2008 and 2007 for professional services rendered for tax compliance, tax advice and tax planning totaled $1,460 and $10,900, respectively.

All Other Fees.  Grant Thornton LLP was engaged by the Company during 2008 and 2007 to perform certain non-audit services.  The aggregate fees billed by Grant Thornton LLP for those other services during 2008 and 2007 were $0 and $26,000, respectively.  In fiscal year 2008 and 2007, the fees of $0 and $0, respectively, related to the audit of the Company’s 401(k) plan.

The Audit Committee has considered whether Grant Thornton LLP’s provision of services other than professional services rendered for the audit and review of our financial statements is compatible with maintaining Grant Thornton LLP’s independence, and has determined that it is so compatible.

The Audit Committee has been informed by Grant Thornton LLP that less than 50 percent of the hours expended on Grant Thornton  LLP’s engagement to audit our financial statement for the fiscal year ended December 27, 2008 were attributed to work performed by persons other than Grant Thornton LLP’s full-time, permanent employees.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee pursuant to applicable regulations.  The Audit Committee currently pre-approves all engagements of the Company’s accountants to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures.  The Audit Committee did not approve any non-audit services pursuant to Rule 2-01 (c) (7) (i) (C) of Regulation S-X during 2008.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL 2009.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the Company’s outside auditors all financial statements prior to their issuance.  Management advised the Committee in each case that all financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee also discussed with Grant Thornton LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures made and letter given to the Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

In addition, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company’s internal control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 for filing with the Securities and Exchange Commission.

Audit Committee

Robert B. Kerr (Chair)
Norman S. Berson
Lawrence Needleman

CORPORATE GOVERNANCE MATTERS

Stockholder Communications with the Board.  Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109. In general, all stockholder communications sent to our Secretary for forwarding to the Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Annual Meetings.  The Company encourages all of the directors to attend the annual meeting of stockholders.  The 2008 Annual Meeting of Stockholders was attended by all of the directors.

Code of Conduct and Code of Ethics.  We have adopted a Code of Conduct applicable to all of our directors, officers and employees.  In addition, we have adopted a Code of Ethics, within the meaning of applicable Commission rules, applicable to our Chief Executive Officer, Chief Financial Officer and Controller. Both our Code of Conduct and Code of Ethics are available free of charge by sending a written request to Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109. If we make any amendments to either of these Codes (other than technical, administrative, or other non-substantive amendments), or waive (explicitly or implicitly) any provision of the Code of Ethics to the benefit of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in the investor relations portion of our website at www.rcmt.com, or in a report on Form 8-K that we file with the Commission.

Related Party Transaction Approval Policy.  Our Code of Conduct mandates that officers and directors bring promptly to the attention of our Compliance Officer, currently our Chief Financial Officer, any transaction or series of transactions that may result in a conflict of interest between that person and the Company.  Furthermore, our Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K, promulgated by the Securities and Exchange Commission, before it is consummated.  Following any disclosure to our Compliance Officer, the Compliance Officer will then typically review with the Chairman of our Audit Committee the relevant facts disclosed by the officer or director in question.  After this review, the Chairman of the Audit Committee and the Compliance Officer determine whether the matter should be brought to the Audit Committee or the full Board of Directors for approval.  In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are at arm’s length and the overall fairness of the transaction to the Company.  If a member of the Audit Committee or the Board is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction.  The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals to be considered for inclusion in the proxy materials for our annual meetings.  For your proposal to be included in the proxy materials for our 2009 annual meeting:

•                  you must submit your proposal in writing to Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109;

•                  Mr. Miller must receive your proposal no later than December 25, 2009; and

•                  your proposal must comply with the rules and regulations of the SEC.

If you wish to present a proposal at our 2009 annual meeting but not have the proposal included in our proxy materials relating to that meeting, you must notify our Secretary of such proposal.  If we do not receive notice of your proposal by March 10, 2010, the proposal will be deemed “untimely” for the purposes of Rule 14a-4(c) of the Securities Exchange Act of 1934.  If the proposal is deemed “untimely,” the persons named as proxies in next year’s proxy materials will be entitled to vote in their discretion with respect to the proposal.

By Order of the Board of Directors,

Kevin D. Miller Secretary

April 24, 2009

EXHIBIT A

AMENDMENT 2009-1

TO THE

RCM TECHNOLOGIES, INC.

2001 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, RCM Technologies, Inc. (the “Company”) maintains the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan (the “Plan”) for the benefit of its and its subsidiaries eligible employees;

WHEREAS, the Company desires to amend the Plan, subject to approval of the Company’s stockholders at its 2009 Annual Meeting, to (i) increase the total number of shares of common stock of the Company reserved for issuance and transfer under the Plan by an additional 300,000 shares, so that a total of 800,000 shares of common stock of the Company are reserved for issuance and transfer under the Plan, (ii) extend the term of the Plan so that the Plan will terminate on December 31, 2018, and (iii) provide for the mandatory adjustment to the number of shares of common stock of the Company reserved for issuance under the Plan, the maximum number of shares that may be purchased by a participant during a purchase period, the maximum number of shares that may be purchased by all participants during a purchase period, and the calculation of the purchase price in the event of certain specific equity events affecting the shares of the common stock of the Company; and

WHEREAS, pursuant to Section 5.06 of the Plan, the Board of Directors of the Company (the “Board”) may, at any time and from time to time, amend the Plan in any respect, subject to stockholder approval if required under section 423 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders, the Plan is hereby amended as follows:

1.                                       Section 3.01 of the Plan is hereby amended in its entirety to read as follows:

“Sec. 3.01 Reservation of Shares.  Subject to adjustment in accordance with Section 4.02, there shall be 500,000 shares of Stock reserved for issuance or transfer under the Plan and, effective July 1, 2009, the aggregate number of shares of Stock reserved for issuance or transfer under the Plan shall be increased by 300,000 shares so that the total number of shares of Stock reserved for issuance or transfer under the Plan shall be 800,000 shares.  Except as provided in Section 4.02, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved under the Plan.”

2.                                       Section 4.02 of the Plan is hereby amended in its entirety to read as follows:

“Sec. 4.02 Anti-Dilution Provisions.  If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the aggregate number of shares of Stock reserved for purchase under the Plan as provided in Section 3.01, the maximum number of shares of that may be purchased by a Participant as provided in Section 3.02(b), the total number of shares that may be purchased by all Participants in a Purchase Period as provided in Section 3.02(b), and the calculation of the Purchase Price per share shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, in the event a transaction occurs, the provisions of Section 4.03 of the Plan shall apply.  Any adjustments determined by the Committee shall be final, binding and conclusive.”

3.                                       Section 5.07 of the Plan is hereby amended in its entirety to read as follows:

“Sec. 5.07 Expiration and Termination of the Plan.  The Plan shall continue in effect for ten years from January 1, 2009, unless terminated prior to that date pursuant to the provisions of the Plan or pursuant to action by the Board of Directors.  The Board of Directors shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant.  Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s Compensation which has not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.”

4.             As thus amended, the Plan is hereby ratified, republished and reconfirmed and said Plan and this Amendment 2009-1 thereto hereby constitute the Plan.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2009-1 to the Plan, the Board has caused the execution of this instrument on this 6th day of April, 2009.

RCM TECHNOLOGIES, INC.

By: Leon Kopyt
Title: President and CEO

APPENDIX NUMBER 1

PROXY

RCM TECHNOLOGIES, INC.

2500 McCLELLAN AVENUE

SUITE 350

PENNSAUKEN, NEW JERSEY 08109-4613

THIS PROXY IS SOLICITED ON BEHALF

OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, a stockholder of RCM Technologies, Inc. (the “Company”), hereby appoints Leon Kopyt and Kevin D. Miller, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania on Thursday, June 18, 2009, at 6:00 p.m. local time, and at any adjournment or adjournments thereof, with respect to all shares of the Company’s Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the following matters:

| X | Please mark votes as in this example.

1.         The election of one Class A director to serve until his term expires and until his successor is elected and qualified or until his earlier resignation or removal.

Nominee:	(01) Norman S. Berson

	FOR	WITHHELD
01 Norman S. Berson

2.         Approval of an amendment to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan.

FOR	AGAINST	ABSTAIN

3.         Ratification of the appointment by the Board of Directors of Grant Thornton LLP as independent accountants for the Company for the fiscal year ending December 26, 2009.

FOR	AGAINST	ABSTAIN

In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

This proxy, when properly executed, will be voted as directed by the undersigned stockholder.  If the stockholder gives no direction, the proxy will be voted “FOR” the nominee for director, “FOR” Proposal 2, “FOR” Proposal 3 and in the proxies’ discretion on any other matters to come before the meeting.

Signature:	Signature:
Title:	Title:
Date:	Date:

The undersigned hereby acknowledges receipt of the notice of Annual Meeting, the proxy statement furnished in connection therewith and the annual report to stockholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof.

PLEASE DATE THIS PROXY AND SIGN ABOVE exactly as your name appears on this proxy.  If more than one person owns the shares, each owner should sign.  If you are signing this proxy as an attorney, administrator, executor, guardian or trustee, please include your title.  If you are signing this proxy on behalf of a corporation, please include your title.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to be Held on June 18, 2009

This proxy statement and our 2008 Annual Report to stockholders are available at www.amstock.com/ProxyServices.

Driving Directions to offices of Morgan, Lewis & Bockius LLP, site of the Annual Meeting:

From the South (or Phila. Airport): Take I-95 North. Follow signs for “Central Phila./I-76” over George Platt Bridge to I-76 West. After going over the bridge, turn left at the light to get onto the Schuylkill Expressway (I-76) West. Take I-76 to exit 39 (30th Street Station). At 30th Street exit, go to Market Street (first traffic light) and turn right. Follow Market Street east to 17th Street. On Market Street just before 17th on your left is the entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building.

From the West: Take I-76 (PA Tpke.) east to exit 24 (Schuylkill Expwy.). Take Schuylkill Expwy. (I-76) towards Central Philadelphia. The expressway splits when it reaches downtown Philadelphia. Stay in the center lane, and then take the left fork following the signs to “Route 676 East - Central Philadelphia.” Exit on the right at Broad Street, in less than half of a mile. At the top of the ramp, turn right onto 15th Street follow to the third light and turn right onto John F. Kennedy Boulevard and proceed to 17th Street. Just beyond 17th Street on your left is the entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building.

From the North (Pennsylvania): Take I-95 South to 676/Vine Street exit. Stay in the left lane. Follow I-676 West (Central Philadelphia) and stay in right lane (about 1 mile). Take the Broad Street exit. Follow ramp around onto 15th Street. Proceed on 15th Street until fifth traffic light. Make a right turn onto John F. Kennedy Boulevard. Proceed to just past 17th Street, and on your left will be an entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building.

From the North (New Jersey): Take the New Jersey Turnpike to exit 4. From there, follow Route 73 North to Route 38 West (changes to Rt. 30), which leads to the Benjamin Franklin Bridge into Philadelphia. You will be on Vine Street where you should continue, staying to the right and following the “Rte. 611/Local Traffic” sign. Turn left on 15th Street, until the fifth traffic light. Make a right turn onto John F. Kennedy Boulevard. Proceed to just beyond 17th Street and on your left will be an entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building..

From the East: Take I-76 over Walt Whitman Bridge. Go west on I-76 (Schuylkill Expy.) To exit 39 (30th Street Station). Go one block to Market Street. Turn right onto Market Street and continue to 17th Street. On Market Street just before 17th on your left is the entrance to an indoor parking garage (Parkway Corporation) which services the Morgan, Lewis building.